EXHIBIT 10.2

MUTUAL TERMINATION
OF EMPLOYMENT AGREEMENT

This Mutual Termination of Employment Agreement is entered into by and between Vidaroo Corp. and Mark Argenti effective as of January 1, 2013.

1.	Mr. Argenti is the current Chairman and CEO of Vidaroo based on an employment agreement dated as of May 1, 2008 with subsequent amendments dated November 6, 2008, November 8, 2009 and May 16, 2012.

2.	The parties hereby wish to, and do hereby, mutually terminate the Agreement.

3.	Mr. Argenti will resign his position as Chairman of the Board and Chief Executive Officer, but continue in his role as a Director of the Board.

4.	In consideration of the mutual termination Mr. Argenti agrees to forgo any post employment compensation as stated in the agreement.

5.
In consideration of the mutual termination, Vidaroo agrees to forgo any rights that previously existed in Section 10 “Restrictive Covenants” of the Employment Agreement and further agrees to indemnify Mr. Argenti for any and all possible ramifications related to the release of the “Restrictive Covenants”.

6.
In consideration for his ongoing involvement on the Board of Directors, all Stock Options previously issued shall remain in full force and effect.  In further consideration for his ongoing leadership as a Director, Vidaroo agrees to adjust the Exercise price of those Stock Options to Fair Market Value Fair Market Value at the time of the execution of this agreement.  Fair Market Value shall be defined as the average closing price of Vidaroo’s Common Stock for the 30 calendar days prior to the execution of this agreement, as further indicated in separately executed Vidaroo Corporation Non-Statutory Stock Option Agreement.

Vidaroo Corp.

By:
	Thomas Moreland, Incoming Chairman	Mark Argenti, Outgoing
	And CEO	Chairman and CEO